Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2009, except for Note 1 which is dated May 29, 2009 relating to the consolidated financial statements which appears in Form 8-K filed on June 1, 2009. We also consent to the incorporation by reference of our reports dated February 27, 2009 relating to the effectiveness of Iconix Brand Group Inc.’s internal control over financial reporting and the financial statement schedule, which appear in Form 10-K for the year ended December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York

June 1, 2009